Independent Auditors' Report



The Sponsor, Trustee, and Certificateholders
Insured Municipal Securities Trust, Series 30:

We have audited the accompanying statement of net assets, including the portfolio, of Insured Municipal Securities Trust, Series 30 as of June 30, 1995, and the related statements of operations and changes in net assets for the years ended June 30, 1995, June 30, 1994, and the period November 6, 1992 (date of deposit) to June 30, 1993, before the restatement described in Note 2 to the financial statements. These financial statements are the responsibility of the Trustee. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of June 30, 1995 by correspondence with the Trustee. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Insured Municipal Securities Trust, Series 30 as of June 30, 1995, and the results of its operations and the changes in its net assets for the years ended June 30, 1995 and 1994, and the period November 6, 1992 to June 30, 1993 in conformity with generally accepted accounting principles.





                  KPMG Peat Marwick LLP



September 15, 1995
except as to Notes 2 and 7, which are as of September 15, 1997 and September 28, 1995, respectively